Exhibit 10.64
SEPARATION BENEFIT AGREEMENT
This Separation Benefit Agreement (this “Agreement”), dated as of [●], 2023, is entered into by and between [●] (the “Executive”) and [SiteOne Landscape Supply, LLC, a Delaware limited liability company][SiteOne Services, LLC, a [Delaware limited liability company] (the “Company”), and SiteOne Landscape Supply, Inc., a Delaware corporation (“Parent”). Capitalized terms that are used but not otherwise defined have the meanings set forth in Section 5.
W I T N E S S E T H:
WHEREAS, Parent and the Company currently employ the Executive as their [●] and the Executive desires to continue to provide services to Parent and the Company in such capacity, in each case pursuant to the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Nature of Employment
Subject to Section 3, effective as of the date hereof and continuing during the Term of Employment, Parent and the Company shall continue to employ the Executive, and the Executive agrees to continue to be employed, as the [●] of Parent and the Company and in such position to undertake the duties and responsibilities commensurate with such positions and as may be reasonably assigned to the Executive from time to time by the Chief Executive Officer of the Company (the “CEO”) on the terms and subject to the conditions set forth in this Agreement. During the Term of Employment, the Executive shall report directly to the CEO.
2.Extent of Employment
(a)During the Term of Employment, the Executive shall perform [his/her] obligations hereunder faithfully and to the best of [his/her] ability, under the direction of the CEO, and shall abide by the policies from time to time established by the Company.
(b)During the Term of Employment, the Executive shall devote all of [his/her] business time, energy and skill as may be reasonably necessary for the performance of [his/her] duties, responsibilities and obligations hereunder (except for vacation periods and reasonable periods of illness or other incapacity).
3.Term of Employment; Termination
(a)The “Term of Employment” shall mean the period of time ending on the date that the Executive’s employment is terminated by the Company pursuant to Section 3(b) or by the Executive pursuant to Section 3(c).
(b)Termination by the Company. Subject to the payments contemplated by Section 4, the Executive’s employment may be terminated at any time by the Company:
(i)upon the death of the Executive;
(ii)upon the Executive’s Disability;
(iii)for Cause; or

(iv)for any other reason or no reason, it being understood that no reason shall be required for termination of the Executive’s employment (“Without Cause”),
The Executive acknowledges that no representations or promises have been made concerning the grounds for termination or the future operation of the Company’s business, and that nothing contained herein or otherwise stated by or on behalf of Parent or the Company modifies or amends the right of the Company to terminate the Executive at any time, with or Without Cause. Termination shall become effective upon the delivery by the Company to the Executive of notice specifying such termination and the reasons therefor in reasonable detail (i.e., Section 3(b)(ii) – (iv)) subject to any requirement for advance notice and an opportunity to cure provided in this Agreement, if and to the extent applicable.
(c)Termination by Executive. Subject to the payments contemplated by Section 4, the Executive’s employment may be terminated at any time by the Executive:
(i)for Good Reason; or
(ii)for any other reason or no reason, it being understood that no reason shall be required for termination of the Executive’s employment (a “Voluntary Termination”).
(d)As used in this Agreement, “Cause” shall mean any of the following:
(i)the Executive’s conviction of, or plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof, or a misdemeanor involving fraud, theft, embezzlement, conversion of property or false statements;
(ii)the Executive’s willful or grossly negligent failure (other than as a result of physical or mental disability) to perform [his/her] material employment-related duties for the Company and its subsidiaries, which failure is not cured within 15 days after the Company delivers written notice to the Executive that identifies and describes such failure (the “Cure Period”);
(iii)the Executive’s willful and material violation of a material provision of any written Company or subsidiary policy as in effect from time to time;
(iv)the Executive’s material breach of any written agreement with the Company or its subsidiaries to which the Executive is a party or by which the Executive is bound (including, but not limited to, this Agreement and the documentation governing any acquisition, holding and disposition by the Executive of Parent equity-based compensation (the “Equity Documentation”)), which breach is not cured within the Cure Period; provided that it shall be presumed that any breach of the restrictive covenants contained in the Equity Documentation is not capable of being cured for purposes of this definition “Cause”, other than the Executive’s breach of his non-competition covenant as a result of ownership of an equity interest in a competing entity, which is cured by [his/her] divesting such equity interest; or
(v)the Executive willfully or intentionally engaging in any conduct (including by making a statement that impairs, impugns, denigrates, disparages or negatively reflects upon the name of Parent or any of its subsidiaries) that is materially and demonstrably injurious or detrimental to Parent or any of its subsidiaries, which conduct is not cured within the Cure Period,

Subject to the last paragraph of this Section 3(d), the determination as to whether “Cause” has occurred shall be made by the Board, which shall have the authority to waive the consequences of the existence or occurrence of any of the events, acts or omissions constituting “Cause.” A termination for Cause shall be deemed to include a determination by the Board within 12 months following the Executive’s termination of employment for any reason that circumstances existed prior to such termination for the Company to have terminated the Executive’s employment for Cause, except that this sentence shall not apply to any circumstances actually known to the Board on the date of such termination.
No act, or failure to act, on the part of the Executive shall be considered “willful” or “intentional” if done, or omitted to be done, by the Executive with the reasonable belief that the Executive’s action or inaction was in the best interests of the Company, unless it would, or would be reasonably expected to, result in any of the circumstances described in clauses (i) through (v) of this definition of “Cause”. Any act, or failure to act, pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
(e)As used in this Agreement, “Good Reason” shall mean any of the following:
(i)a material reduction of the Executive’s annual base salary, as in effect immediately prior to such reduction, other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions;
(ii)a material reduction of the Executive’s target annual bonus opportunity, at target performance levels, from the target annual bonus opportunity, at target performance levels, in effect immediately prior to such reduction; which is (a) unique to this Executive or (b) is not offset by increases in other executive compensation components such as long term incentives;
(iii)a material diminution in the Executive’s authority, duties or responsibilities without the Executive’s consent;
(iv)the relocation of the Executive’s principal place of employment on the date hereof by more than 50 miles; or
(v)a material breach by the Company of any written agreement between the Executive, on the one hand, and any of the Company or its subsidiaries, on the other hand (including, but not limited to, this Agreement and the Equity Documentation).
Prior to any termination for Good Reason, the Executive must provide written notice to the Company within the 90-day period after the Executive learns of the initial alleged Good Reason event setting forth in reasonable detail the conduct alleged to be a basis for a termination for Good Reason. The Executive shall not have the right to terminate [his/her] employment for Good Reason (i) if, within the 15-day period following receipt of the Executive’s written notice, the Company shall have cured the conduct alleged to be a basis for termination for Good Reason and (ii) absent such cure, unless the Executive actually terminates employment within 30 days following the end of the Company’s cure period.
(f)Except with respect to the existence of Good Reason, all determinations pursuant to this Section 3 shall be made by the Board, acting in good faith; provided that the Executive, if [he/she] serves as a member of the Board, shall take no part in any such determination.

(g)Termination of the Executive’s employment will not terminate Sections 3(f), 4 and 6 through 20, or any other provisions not associated specifically with the Term of Employment.
(h)Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all positions with Parent and its affiliates (except that such deemed resignation shall not be construed to reduce the Executive’s economic entitlements under this Agreement arising by reason of such termination).
4.Termination Benefits
(a)Termination for any Reason. In the event the Executive’s employment is terminated for any reason, the Executive shall be entitled to receive (i) [his/her] annual base salary through the effective date of termination, (ii) any annual bonus earned (as determined in accordance with the terms of the applicable annual bonus plan) but unpaid as of the effective date of termination for any previously completed fiscal year of the Company, (iii) any accrued benefits unpaid as of the effective date of termination, (iv) any expense reimbursements related to expenses reimbursable hereunder that are incurred through the effective date of termination, (v) any accrued but unpaid vacation (to the extent payable under the applicable Company policy) and (vi) any other benefits required by law to be provided to [him/her] after termination of employment, in each case when paid according to the Company’s applicable policies and standard practices and the terms of this Agreement (collectively, the “Base Termination Compensation”).
(b)Termination Without Cause or by Executive for Good Reason.
(i)Non-Change in Control Termination. In the event the Executive’s employment is terminated by the Company Without Cause (excluding death and Disability) or by the Executive for Good Reason, in either case, outside of the 12 month period after a Change in Control, then, subject to the provisions of Section 4(g), the Executive shall be entitled to: (A) the Base Termination Compensation; (B) severance pay consisting of (x) 18 months of the Executive’s annual base salary, at the greater of (1) the rate in effect at the effective time of termination and (2) the rate in effect prior to the event giving rise to Good Reason, paid in equal installments over 18 months on the Company’s normal payroll dates following the date of termination, except that the first installment of such payments shall be paid on the 60th day following the termination date and shall include all installments that would have been paid if the release of claims referred to in Section 4(g) had been effective at the date of termination, (y) the amount of the Executive's annual bonus for the fiscal year of termination of his employment, assumed at the target level and (z) the Pro-Rated Bonus; and (C) the continuation of the medical, dental and vision insurance coverage for a period of 18 months at active employee rates (the “Benefit Continuation”).
(ii)Change in Control Termination. In the event the Executive’s termination under clause (b)(i) above occurs within 12 months after a Change in Control, then, subject to the provisions of Section 4(g), the Executive will be entitled to the following: (A) the Base Termination Compensation; (B) an amount equal to two times (2x) the sum of (x) the Executive’s annual base salary, at the greater of (1) the rate in effect at the effective time of termination and (2) the rate in effect prior to the event giving rise to Good Reason and (y) the amount of the Executive’s annual bonus for the fiscal year of termination, determined based on target results, paid in a lump sum on the 40th day following the termination date; (C) the Pro-Rated Bonus; and (D) the Benefit

Continuation. For the avoidance of doubt, in no event will Executive become entitled to termination benefits under both Sections 4(b)(i) and 4(b)(ii).
(iii)The bonus payments described in clauses (i) and (ii) will be paid at the time executive annual bonuses are paid for the fiscal year of termination but not later than two and a half (2.5) months following the end of such fiscal year.
(iv)The Benefit Continuation shall be provided through the Executive’s enrollment in the Company’s COBRA continuation coverage and payment of the applicable monthly COBRA premium amounts (inclusive of the amount that would otherwise be contributed by the employer), and the Company’s reimbursement to the Executive for such premiums on a monthly basis, such that, after payment of applicable taxes, the Executive retains an amount of such reimbursement equal to the employer contribution for active employees for the COBRA continuation coverage. In the event that the Benefit Continuation would subject the Executive or the Company to a material cost, tax or penalty, the parties agree to cooperate to provide the Executive with such benefits in a manner that does not trigger such tax, cost or penalty, to the maximum extent possible.
(v)Any payment of the Executive’s annual base salary after termination of [his/her] employment shall be made in accordance with the Company’s regular payroll practices. Other than solely in connection with any equity interests of Parent held by the Executive, there will be no additional amounts owing by the Company to the Executive from and after a termination of the Executive’s employment of the nature contemplated by clauses (i) and (ii).
(c)Termination for Cause. If the Executive’s employment is terminated for Cause, then the Executive shall be entitled to the Base Termination Compensation. Other than solely in connection with any equity interests of Parent held by the Executive, there will be no additional amounts owing by the Company to the Executive from and after such termination of the nature contemplated by this clause (iii).
(d)Termination due to Voluntary Termination. If the Executive’s employment is terminated due to a Voluntary Termination, then the Executive shall be entitled to the Base Termination Compensation. Other than solely in connection with any equity interests of Parent held by the Executive, there will be no additional amounts owing by the Company to the Executive from and after such termination of the nature contemplated by this clause (iv).
(e)Termination due to Death or Disability. If the Executive’s employment is terminated due to the Executive’s death or Disability, then the Executive shall be entitled to the Base Termination Compensation and, if terminated due to Disability, the Benefit Continuation. Other than solely in connection with any equity interests of Parent held by the Executive, there will be no additional amounts owing by the Company to the Executive from and after such termination of the nature contemplated by this clause (v).
(f)Cessation of Termination Benefits. In the event the Executive’s employment is terminated and the Executive obtains alternative employment and is provided medical coverage in connection therewith, the Benefit Continuation reimbursement the Company provides pursuant to Sections 4(b) and 4(e) shall cease. Any provision herein to the contrary notwithstanding, if, following [his/her] termination of employment, the Executive materially breaches any restrictive covenant to be contained in the Equity Documentation, then from and after the date of such employment or engagement, the Company shall have no further payment or benefit obligations hereunder. Prior to ceasing to make payment or provide benefits to the

Executive under this Section 4(f), the Company must provide written notice to the Executive within the 90 day period after becoming actually aware of the alleged material breach of the restrictive covenants setting forth in reasonable detail the conduct alleged to constitute such material breach. The Company shall not cease to make payment or provide benefits to the Executive under this Section 4(f) due to the Executive’s violation of his non-competition covenant by ownership of an equity interest in a competing entity if, within the 15-day period following receipt of the Company’s written notice of such alleged violation, the Executive shall have cured the conduct alleged to constitute such material breach by divesting such equity interest. Any determination of the Company under this Section 4(f) shall be without prejudice to the Executive’s right to challenge the existence of a material breach of the restrictive covenants by appropriate judicial or arbitral proceeding in accordance with Section 16.
(g)Release; Restrictive Covenants. In the event the Executive’s employment is terminated and the Company is obligated to make payments pursuant to this Section 4 other than the Base Termination Compensation, it shall be a condition to such payments that: (i) within 30 days following the date of termination (or, if specified by the Company at the time of termination, within 45 days following the date of termination), the Executive enter into a general release of claims substantially in the form attached hereto as Exhibit A waiving any and all claims against Parent, the Company, and their respective affiliates, and all of the respective officers, directors, employees, agents, representatives, stockholders, members and partners of the foregoing relating to this Agreement and to [his/her] employment during the term hereof other than (A) any payments to be made pursuant to Sections 4(b) and 4(e), (B) claims solely in connection with any equity interests of Parent held by the Executive, (C) claims solely in connection with any Company employee benefit plan, or (D) any rights to indemnification or reimbursement from Parent or any of its subsidiaries pursuant to their organizational documents, any written indemnification agreement between them then in effect, or any applicable insurance policy (including, without limitation, D&O and EPLI); and (ii) Executive shall comply with the restrictive covenants set forth in any written agreement with Parent, the Company or any of their affiliates in effect as of the date of termination.
(h)Equity Interests. The equity interests of Parent held by the Executive on the date of termination or date of death shall be subject to the terms and conditions of the Equity Documentation, including, without limitation, the restriction periods, vesting and forfeiture schedules, and termination provisions. For the avoidance of doubt, the definitions of “Cause” and “Good Reason” contained in this Agreement shall apply under the Equity Documentation in lieu of the definitions of “Cause” and “Good Reason” contained therein.
5.Definitions. Capitalized terms used in this Agreement but not otherwise defined shall have the meanings set forth below:
“Accounting Firm” has the meaning set forth in Section 20.
“Base Termination Compensation” has the meaning set forth in Section 4(a).
“Benefit Continuation” has the meaning set forth in Section 4(b)(i).
“Board” has the meaning set forth in the recitals.
“Cause” has the meaning set forth in Section 3(d).
“CEO” has the meaning set forth in Section 1.

“Change in Control” has the meaning set forth in the Equity Documentation; provided, however, that to the extent any provision of this Agreement would cause a payment that is subject to Section 409A of the Code to be made because of the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership”, “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Section 409A of the Code. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change in Control.
“Code” means the United States Internal Revenue Code of 1986, as amended, and any successor thereto.
“Company” has the meaning set forth in the preamble.
“Cure Period” has the meaning set forth in Section 3(d)(ii).
“Disability” means because of physical or mental disability, the Executive is unable to perform, and does not perform, in the view of the Board and as certified in writing by a competent medical physician selected by the mutual agreement of the Company and the Executive or [his/her] legal representative, [his/her] duties hereunder for a period of 180 days out of any 270-day period.
“Equity Documentation” has the meaning set forth in Section 3(d)(iv).
“Executive” has the meaning set forth in the preamble.
“Good Reason” has the meaning set forth in Section 3(e).
“Parent” has the meaning set forth in the preamble.
“Pro-Rated Bonus” means, for purpose of Section 4(b), the amount of the Executive’s annual bonus for the fiscal year of termination of [his/her] employment, determined based on actual results as if [he/she] had remained employed for the entire required service period, but pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall equal the number of days the Executive was employed during such fiscal year and the denominator of which is equal to 365.
“Net After-Tax Benefit” has the meaning set forth in Section 20.
“Term of Employment” has the meaning set forth in Section 3(a).
“Total Payments” has the meaning set forth in Section 20.
“Voluntary Termination” has the meaning set forth in Section 3(c)(ii).
“Without Cause” has the meaning set forth in Section 3(b)(iv).
6.Notice
Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and delivered personally, sent by overnight courier or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):
If to the Executive, to the Executive at the address most recently contained in the Company’s records (which the Executive shall update as necessary)
If to Company or Parent:    SiteOne Landscape Supply LLC
Mansell Overlook, 300 Colonial Center Parkway, Suite 600
Roswell, Georgia 30076
E-mail: legal@siteone.com

Any such notice shall be deemed to be given on the date delivered personally or by overnight courier or on the date return receipt is issued if sent by certified or registered mail.
7.Withholding.
The Company shall have the right to withhold from any amount or benefit payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
8.Clawback.
Any amounts payable to the Executive under this Agreement are subject to any policy (whether in existence as of the date of this Agreement or as later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive.
9.Executive’s Representation
The Executive hereby represents and warrants to the Company that the Executive has carefully reviewed this Agreement and has consulted with such advisors as the Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out of the Executive’s prior employment, which would be breached or violated by Executive’s execution of this Agreement or by the Executive’s performance of [his/her] duties hereunder. The Executive has delivered to the Company a copy of any non-solicitation covenant pursuant to which [he/she] is obligated to [his/her] prior employer.] The Executive agrees to maintain the confidentiality of any information of a prior employer during the Term of Employment.
10.Other Matters
The Executive agrees and acknowledges that the obligations owed to the Executive under this Agreement are solely the obligations of the Company and Parent, and that none of the stockholders, directors, officers, affiliates, representatives, agents or lenders of or to the Company or Parent will have any obligations or liabilities in respect of this Agreement and the subject matter hereof, to the extent allowed by law.
11.Partial Invalidity; Severability
In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.
12.Waiver of Breach; Specific Performance
The waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach of such other party. Each of the parties to this Agreement will be entitled to enforce its respective rights under this Agreement and to exercise all other rights existing in its favor. In the event either party takes legal action to enforce any of the terms or provisions of this Agreement, the nonprevailing party shall pay the successful party’s costs and expenses, including but not limited to, attorneys’ fees, incurred in such action.
13.Assignment; Third Parties
Neither the Executive, on the one hand, nor the Company or Parent, on the other hand, may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of [his/hers] or its respective rights or obligations hereunder, without the prior written consent of the other, except as provided in Section 14.
14.Amendment; Entire Agreement
This Agreement may not be changed orally but only by an agreement in writing agreed to by the parties hereto. This Agreement and the provisions of the Equity Documentation applicable to the Executive embody the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement, and supersede and replace all prior agreements, understandings and commitments with respect to such subject matter.
15.Successors
This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and Executive and any personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which is required by this Section 15 to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.
16.Governing Law; Choice of Forum
THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF GEORGIA. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR

RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE NORTHERN DISTRICT OF GEORGIA, WHETHER A STATE OR FEDERAL COURT; (2) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE NORTHERN DISTRICT OF GEORGIA); (3) AGREE TO WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; (4) AGREE, AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT; (5) AGREE TO DESIGNATE, APPOINT AND DIRECT AN AUTHORIZED AGENT TO RECEIVE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS AND DOCUMENTS IN ANY LEGAL PROCEEDING IN THE NORTHERN DISTRICT OF GEORGIA; (6) AGREE TO PROVIDE THE OTHER PARTIES TO THIS AGREEMENT WITH THE NAME, ADDRESS AND FACSIMILE NUMBER OF SUCH AGENT; (7) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH HEREIN FOR COMMUNICATIONS TO SUCH PARTY; (8) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (9) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. TO THE EXTENT PERMITTED BY LAW IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES AGREE TO TAKE ANY AND ALL ACTIONS NECESSARY OR APPROPRIATE TO EFFECT THE FOREGOING WAIVERS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION 16 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT OF ANY ACTION UNDER THIS AGREEMENT IN ANY OTHER JURISDICTION.
17.Further Action
The Executive, the Company and Parent agree to perform any further acts and to execute and deliver any documents which may be reasonable to carry out the provisions hereof.
18.Counterparts
This Agreement may be executed in counterparts, including facsimiles thereof, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

19.Payments by Subsidiaries
The Executive acknowledges that one or more payments hereunder may be paid by one or more of the Parent’s or the Company’s subsidiaries, and the Executive agrees that any such payment made by such subsidiary shall satisfy the obligations of Parent and the Company hereunder with respect to (but only to the extent of) such payment.
20.Parachute Payments
Notwithstanding anything contained herein to the contrary, any payment or benefit received or to be received by the Executive, whether payable pursuant to the terms of this Agreement or any other plan, arrangements, award agreement or other agreement with Parent, the Company or any of their affiliates (collectively, the “Total Payments”), shall be reduced to the least extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the Net After-Tax Benefit (as defined below) received by the Executive as a result of such reduction will exceed the Net After-Tax Benefit that would have been received by the Executive if no such reduction was made. If excise taxes may apply to the Total Payments, the foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to the Executive. The Company will direct the Accounting Firm to submit any such determinations and detailed supporting calculations to both the Executive and the Company not less than fifteen (15) days before the date on which a payment becomes due.
If the Accounting Firm determines that a reduction in payments is required pursuant to this Section 20, cash benefits shall first be reduced, followed by a reduction of non-cash payments, including equity award vesting acceleration, in each case, beginning with payments that would be made last in time and only to the least extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay or provide such reduced amounts to the Executive in accordance with the terms of this Agreement or any other applicable plan, arrangement or agreement governing such payments. If applicable, the Executive and the Company will each provide the Accounting Firm access to and copies of any books, records and documents in their respective possession, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 20. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 20 will be borne by the Company.
For purposes of this Section 20, “Net After-Tax Benefit” means (i) the Total Payments that the Executive becomes entitled to receive from Parent, the Company or any of their affiliates which would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by the Executive with respect to the Total Payments, calculated at the maximum applicable marginal income tax rate, less (iii) the amount of excise taxes imposed on the Executive with respect to the Total Payments under Section 4999 of the Code.
21.Applicability of Section 409A of the Code
To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the term of the Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. In addition, with respect to any payments or benefits subject to Section 409A, reference to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. The Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments. If the timing of the Executive’s execution of a general release of claims pursuant to Section 4(g) could impact the calendar year in which any payment under this Agreement that is subject to Section 409A will be made, such payment will be made in the later calendar year.
Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s separation from service (other than due to death), then any payment under this Agreement that is subject to Section 409A and that is payable by reason of the Executive’s separation from service within the first six (6) months following the Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s separation from service. All subsequent related payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other related payments will be payable in accordance with the payment schedule applicable to each payment or benefit.
The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and, if any ambiguity is found herein with respect to such payments or benefits, any such ambiguities will be interpreted to so comply. If any payment or benefits subject to Section 409A could be construed not to comply with Section 409A, the Company and the Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.
EXECUTIVE

Name:
SiteOne Landscape Supply, LLC
By:
Name:
Title:
SITEONE LANDSCAPE SUPPLY, INC.
By:
Name:
Title:

Exhibit A
RELEASE PROVISIONS
Release and Waiver of Claims. In consideration of the payments and benefits to which you are entitled under the Separation Benefit Agreement, dated as of [●], to which you and SiteOne Landscape Supply LLC (the “Company”) and SiteOne Landscape Supply, Inc. (“Parent”) are parties (the “Separation Benefit Agreement”), you hereby waive and release and forever discharge Parent, the Company, and their respective affiliates, and all of the respective past and present officers, directors, employees, agents, representatives, stockholders, members and partners of the foregoing each in his, her or its capacity as such, and each of them, separately and collectively (collectively, “Releasees”), from any and all existing claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, whether or not mature or ripe, that you ever had and now have against any Releasee including, but not limited to, claims and causes of action arising out of or in any way related to your employment with or separation from Parent and its subsidiaries, to any services performed for Parent or any of its subsidiaries, to any status, term or condition in such employment, or to any physical or mental harm or distress from such employment or non-employment or claim to any hire, rehire or future employment of any kind by Parent or any of its subsidiaries, all to the extent allowed by applicable law. This release of claims includes, but is not limited to, claims based on express or implied contract, compensation plans, covenants of good faith and fair dealing, wrongful discharge, claims for discrimination, harassment and retaliation, violation of public policy, tort or common law, whistleblower or retaliation claims; and claims for additional compensation or damages or attorneys’ fees or claims under federal, state, and local laws, regulations and ordinances, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Worker Adjustment and Retraining Notification Act (“WARN”), or equivalent state WARN act, the Employee Retirement Income Security Act (“ERISA”), and the Sarbanes-Oxley Act of 2002. You understand that this release of claims includes a release of all known and unknown claims through the date on which this release of claims becomes irrevocable (the “Effective Release Date”). You further agree, promise, and covenant that, to the maximum extent permitted by law, neither you, nor any person, organization, or other entity acting on your behalf has filed or will file, charge, claim, sue, or cause or permit to be filed, charged, or claimed, any action for damages or other relief (including injunctive, declaratory, monetary, or other relief) against any of the Releasees involving any matter occurring in the past, or involving or based upon any claims, demands, causes of action, obligations, damages, or liabilities, in each case which are subject to this release of claims.
Limitation of Release: Notwithstanding the foregoing, this release of claims will not prohibit you from filing a charge of discrimination with the National Labor Relations Board, the Equal Employment Opportunity Commission (“EEOC”) or an equivalent state civil rights agency, but you agree and understand that you are waiving your right to monetary compensation thereby if any such agency elects to pursue a claim on your behalf. Further, nothing in this release of claims shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation or unemployment benefits or any claims that may arise after the Effective Release Date. In addition, nothing in this release of claims will be construed to affect any of the following claims, all rights in respect of which are reserved:
(a)Any payment or benefit set forth in the Separation Benefit Agreement;
(b)Reimbursement of unreimbursed business expenses properly incurred prior to the date of your termination of employment in accordance with Company policy;

(c)Claims under the Equity Documentation (as defined in the Separation Benefit Agreement) in respect of vested Parent equity held by you;
(d)Vested benefits under the general Company employee benefit plans (other than severance pay or termination benefits, all rights to which are hereby waived and released);
(e)Any claim for unemployment compensation or workers’ compensation administered by a state government to which you are presently or may become entitled;
(f)Any claim that Parent has breached this release of claims; and
(g)Indemnification as a current or former director or officer of Parent or any of its subsidiaries (including as a fiduciary of any employee benefit plan), or inclusion as a beneficiary of any insurance policy related to your service in such capacity.
Return of Company Property. Not later than the Effective Release Date, you agree to return, or hereby represent that you have returned as of such date (if you have not signed this Agreement by such date), to the Company all Company property, equipment and materials, including, but not limited to, any company vehicle, any laptop computer and peripherals; any cell phone or other portable computing device; any telephone calling cards; keys; Company identification card; any credit or fuel cards; and all tangible written or graphic materials (and all copies) relating in any way to the Company or its business, including, without limitations, documents, manuals, customer lists and reports, as well as all data contained on computer files, “thumb” drives, “cloud” services, or other data storage device, or home or personal computers and/or e-mail or internet accounts.